April 18, 2003

                              FOR IMMEDIATE RELEASE

                                                  Press Contact: G. Larry Owens
                                                      Executive Vice President,
                                              Chief Administrative Officer, and
                                                        Chief Financial Officer
                                                    Smithway Motor Xpress Corp.
                                                                 (515) 576-7418

               SMITHWAY MOTOR XPRESS CORP. REPORTS FOURTH QUARTER
             AND YEAR END RESULTS; FILES ANNUAL REPORT ON FORM 10-K;
               AND ANNOUNCES AMENDMENTS TO FINANCING ARRANGEMENTS
                         AND FIRST QUARTER EXPECTATIONS

FORT DODGE, IOWA (PR Newswire) April 18, 2003--Smithway Motor Xpress Corp. (Nasdaq SmallCap Market: SMXC) announced today financial and operating results for the fourth quarter and year ended December 31, 2002. The Company also announced that it has negotiated amendments to its primary credit facilities and has filed its annual report on Form 10-K with the SEC. Finally, the Company commented on its expectations concerning financial results for the first quarter of 2003.

For the quarter, operating revenue decreased approximately 7.9% to $39.7 million from $43.1 million for the corresponding quarter in 2001. Smithway's net loss was $4.7 million, or ($0.97) per basic and diluted share, compared with net loss of $2.3 million, or ($0.48) per basic and diluted share, for the same quarter in 2001.

For the year, operating revenue decreased approximately 11.2% to $169.5 million from $190.8 million in 2001. The Company's net loss in 2002 was $8.7 million, or ($1.79) per basic and diluted share, compared with net loss of $5.2 million, or ($1.07) per basic and diluted share, for 2001.

The fourth quarter results included pre-tax adjustments of $5.1 million, comprised of a $3.3 million write-off of goodwill associated with prior acquisitions and a $1.8 million increase in auto liability and workers' compensation loss reserves. The fourth quarter of 2001 included $1.1 million in pre-tax adjustments, including a $707,000 write-off of the carrying value of its proprietary computer operating system and a $332,000 increase in its reserve for bad debts. The Company's net loss prior to these adjustments would have been $1.6 million or ($0.33) per share for the fourth quarter and $5.6 million or ($1.15) per share for the year ended December 31, 2002. This compares to a net loss before adjustments of $1.7 million or ($0.35) per share for the fourth quarter of 2001 and $4.6 million or ($0.95) per share for the year 2001. The main contributors to the loss before adjustments in 2002 were decreased revenue production of the tractor fleet, decreased brokerage revenue, and increased parts and maintenance expense. Management believes that presentation of earnings calculated to exclude the impact of the adjustments is useful to investors in comparing of the Company's results of operations from period to period.

Chairman, President, and Chief Executive Officer William G. Smith stated, "During the fourth quarter we continued to pursue our previously announced core goals of improving revenue per seated tractor, improving our van operation's performance, decreasing our number of tractors without drivers, and continuing our commitment to safe operations. For the quarter, average revenue per seated tractor per week decreased by approximately 1.0% versus the fourth quarter of 2001 as a one cent increase in revenue per loaded mile was more than offset by fewer revenue miles per tractor. During the quarter, our number of seated tractors remained essentially constant.

Finally, we continue to be very pleased with our safety record. In 2002 the Company had its best safety year, in terms of accidents per million miles, since going public in 1996. The increase in auto liability reserves during the fourth quarter related to a change in estimating the ultimate cost of claims that occurred in prior years."

The Company also announced that it filed its annual report on Form 10-K for the year ended December 31, 2002, with the Securities and Exchange Commission on April 15, 2003. The Company previously had filed for an extension of the filing date from March 31 to April 15. The Company filed for the extension because, in connection with the amendments to the Company's financing arrangements discussed below, the Company and its outside auditors required additional time to review the impact of the amendments on the Company's financial statements and to finalize the audit report.

Between late March and mid April, the Company negotiated amendments to its financing arrangement with LaSalle Bank as well as its equipment financing arrangement with a manufacturer. The Company had been in violation of certain financial covenants under the LaSalle facility at December 31 and expected to be in violation under both the LaSalle Agreement and the equipment financing with the manufacturer at March 31. The Company obtained waivers of all violations and negotiated amendments to the financial covenants under both arrangements going forward. Under the LaSalle amendments the interest rate was raised by 200 basis points and the facility's maturity is now April 1, 2004.

Commenting on the amendments to the Company's financing arrangements, Mr. Smith stated: "We are pleased that our lenders have agreed to modify our financial covenants to better align them with management's expectations regarding the Company's near term financial performance. For the first quarter of 2003, the Company expects to report operating revenue of approximately $40 million, and a net loss of approximately $1.6 to $1.7 million. The net loss is expected to be less than the net loss in the first quarter of 2002, on a revenue base of approximately $1.3 million less. Based upon anticipated results, we believe that continued compliance with the revised covenants is reasonably achievable."

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq National Market under the symbol "SMXC."

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as "anticipates," "believes,"

"estimates," "projects," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to turn around continued operating losses, which could result in further violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers' business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers' compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including new emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

                                           SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
                                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         (Dollars in thousands, except share and per share data and operating statistics)

                                                               Three months ended              Year to Date
                                                                  December 31,                 December 31,
                                                                   (unaudited)
                                                            --------------------------    -----------------------
                                                                2001          2002          2001         2002
                                                            -------------   ----------    ----------  -----------
     Operating revenue:
        Freight                                                  $42,956      $39,686      $190,165     $168,918
        Other                                                        166           51           661          550
                                                            -------------   ----------    ----------  -----------
           Operating revenue                                      43,122       39,737       190,826      169,468
     Operating expenses:
        Purchased transportation                                  16,166       14,330        70,129       62,364
        Compensation and employee benefits                        12,953       12,552        54,394       51,834
        Fuel, supplies, and maintenance                            6,731        7,286        32,894       27,722
        Insurance and claims                                       1,371        2,252         5,325        7,324
        Taxes and licenses                                           957          816         3,817        3,444
        General and administrative                                 2,298        1,708         8,294        7,153
        Communications and utilities                                 503          426         2,123        1,783
        Depreciation and amortization                              5,168        7,637        18,778       19,725
                                                            -------------   ----------    ----------  -----------
           Total operating expenses                               46,147       47,007       195,754      181,349
                                                            -------------   ----------    ----------  -----------
           Loss from operations                                   (3,025)      (7,270)       (4,928)     (11,881)

     Financial (expense) income:
        Interest expense                                            (630)        (373)       (3,052)      (1,955)
        Interest income                                               12           18            48           40
                                                            -------------   ----------    ----------  -----------
           Loss before income taxes                               (3,643)      (7,625)       (7,932)     (13,796)
        Income tax benefit                                        (1,316)      (2,902)       (2,721)      (5,118)
                                                            -------------   ----------    ----------  -----------
           Net loss                                              ($2,327)     ($4,723)      ($5,211)     ($8,678)
                                                            =============   ==========    ==========  ===========

                                                            -------------   ----------    ----------  -----------
     Basic and diluted loss per share                             ($0.48)      ($0.97)       ($1.07)      ($1.79)
                                                            =============   ==========    ==========  ===========

     Basic weighted average common shares outstanding          4,843,980    4,846,021     4,852,067    4,845,652
     Diluted weighted average common shares outstanding        4,843,980    4,846,021     4,852,067    4,845,652


        Operating Statistics
                                                            --------------------------    -----------------------
                                                                2001          2002          2001         2002
                                                            -------------   ----------    ----------  -----------

        Operating ratio                                           107.0%       118.3%        102.6%       107.0%
        Average revenue per tractor per week                      $2,016 *     $2,177 *      $2,189 *     $2,162
        Average revenue per seated tractor per week               $2,308 *     $2,285 *      $2,392 *     $2,391
        Average length of haul in miles                              678          659           697          664
        Average revenue per loaded mile                            $1.37 *      $1.38 *       $1.34 *      $1.37
        Ending company tractors                                      939          773           939          773
        Ending owner/operators tractors                              575          521           575          521
        Ending trailers                                            2,781        2,480         2,781        2,480
        Weighted average tractors                                  1,513        1,299         1,530        1,410


     *excludes fuel surcharge

                                           SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
                                               CONDENSED CONSOLIDATED BALANCE SHEETS
                                                      (Dollars in thousands)


                                                                December 31,                 December 31,
                                                                    2001                         2002
                                                            ----------------------      -----------------------
ASSETS
     Current assets:
         Cash and cash equivalents                                           $722                         $105
         Receivables, net                                                  16,489                       14,125
         Inventories                                                        1,561                          868
         Prepaid expenses and other                                         3,191                        4,508
                                                            ----------------------      -----------------------
             Total current assets                                          21,963                       19,606

     Property and equipment                                               141,297                      131,601
     Less accumulated depreciation                                         62,252                       64,031
                                                            ----------------------      -----------------------
         Net property and equipment                                        79,045                       67,570

     Other assets                                                           5,428                        2,233
                                                            ----------------------      -----------------------

Total assets                                                             $106,436                      $89,409
                                                            ======================      =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
         Current debt                                                     $12,052                      $11,595
         Accounts payable and accrued expenses                              9,966                       12,139
                                                            ----------------------      -----------------------
             Total current liabilities                                     22,018                       23,734

     Long-term debt                                                        37,690                       32,225
     Deferred income taxes                                                 14,862                       10,257
                                                            ----------------------      -----------------------

Total liabilities                                                          74,570                       66,216

     Stockholders' equity                                                  31,866                       23,193
                                                            ----------------------      -----------------------

Total liabilities and stockholders' equity                               $106,436                      $89,409
                                                            ======================      =======================